Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 Amendment No. 1 of our report dated November 15, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment information in Note 20, as to which the date is March 24, 2011, which appears in Rand Worldwide, Inc.’s Current Report on Form 8-K dated March 24, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 30, 2011